Exhibit 99.1

NEWS RELEASE
For Release: 3:05 CDT, Thursday, January 27, 2011	Contact:	Howard Root, CEO
James Hennen, CFO
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS ACQUIRES ZERUSA LIMITED
AND THE GUARDIAN® HEMOSTASIS VALVES

Acquisition price of €3.15 million ($4.3 million) paid from existing cash balance
Irish manufacturing operations transitioned to Vascular Solutions
Acquisition expected to be accretive in 2011

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq: VASC) today announced that it has acquired the assets of Zerusa Limited, a Galway, Ireland based medical device company engaged in the manufacture and distribution of the Guardian® hemostasis valves.   The Guardian hemostasis valves are designed to maintain hemostasis during interventional catheterization procedures through a novel sealing system which allows simple introduction and removal of interventional devices while providing the option to lock guidewires in place.

Vascular Solutions has been selling the Guardian hemostasis valves in the U.S. under an exclusive distribution relationship with Zerusa since 2007.  In international markets, Zerusa has been selling the Guardian hemostasis valves through a network of independent distributors.  Worldwide sales of the Guardian hemostasis valves were $1.7 million in 2010, consisting of $1.3 million in sales by Vascular Solutions in the U.S. and $0.4 million in sales by Zerusa to distributors for sale in international markets.  Effective immediately, international sales of the Guardian products will transition to Vascular Solutions’ existing international distribution network, while U.S. sales will continue to be made through Vascular Solutions’ direct sales force.

To effectuate the acquisition, Vascular Solutions has organized a wholly-owned subsidiary located in Galway, Ireland.  The Irish subsidiary employs the three previous employees of Zerusa and will continue to manage the manufacture and development of the Guardian hemostasis valves in Ireland.  The acquisition price of €3.15 million ($4.3 million) consists of €2.85 million ($3.9 million) paid at closing and €0.3 million ($0.4 million) payable six months following closing.

“We are excited about acquiring the Guardian hemostasis valves and being able to expand their market exposure while capturing the entire margin on the sale of the products in the U.S. and adding international sales to our results,” commented Howard Root, Chief Executive Officer of Vascular Solutions.  “Since we have been selling these products for over three years, we know their position and their potential very well.  We also look forward to finalizing device improvements to the Guardian valves and developing additional products with our new Irish employees,” Mr. Root added.

The acquisition will be accounted for as a business combination in the first quarter of 2011.  On a preliminary basis, approximately $0.1 million of the acquisition price is expected to be allocated to the tangible assets, $1.8 million is expected to be allocated to intangible assets and the remaining $2.4 million allocated to goodwill.  The intangible assets are expected to be amortized at the rate of approximately $41,000 per quarter.  Vascular Solutions expects the acquisition to be accretive to earnings by approximately $0.01 per share in 2011, with insubstantial transition and integration costs incurred in the first quarter of 2011.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 50 products in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.
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